EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement"), made and entered into this 10th day of November, 2005, by and between Non Invasive Monitoring Systems, Inc., a Florida corporation with principal offices located at 1666 Kennedy Causeway Avenue, Suite 308, North Bay Village, Florida 33141 (the "Company"), and Gary W Macleod (the "Executive").

WITNESSETH

WHEREAS, the Company has a need for the Executive's personal services in an executive capacity; and

WHEREAS, the Executive possesses the necessary strategic, financial, planning, operational and managerial skills necessary to fulfill those needs; and

WHEREAS, the Executive and the Company desire to enter into a formal Employment Agreement to fully recognize the contributions of Executive to the Company and to assure continuous harmonious performance of the affairs of the Company.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1. Position.

The Company hereby agrees to employ the Executive to serve in the role of President and Chief Executive Officer of the Company, subject to the limitation set forth herein. As such, the Executive shall have responsibility for the business of the Company, subject to the authority of the Board of Directors of the Company (the "Board"). The Executive accepts such employment upon the terms and conditions set forth herein, and further agrees to perform to the best of his abilities the duties generally associated with his/her position, as well as such other duties commensurate with his position as President and Chief Executive Officer of the Company, as may be reasonably assigned by the Board. The Executive shall, at all times during the Term, report directly to the Board. The Executive shall perform his duties diligently and faithfully and shall devote his full business time and attention to such duties.

2. Term of Employment and Renewal.

The term of Executive's employment under this Agreement will commence on the date of this Agreement (the "Effective Date"). Subject to the provisions of Section 10 of this Agreement, the term of Executive's employment hereunder shall be for an initial term of three (3) years from the Effective Date (the "Initial Term"). The Initial Term of this Agreement shall be automatically extended for successive one (1) year periods (each a "Renewal Period") unless the Company or the Executive gives written notice to the other at least ninety (90) days prior to the expiration of the Initial Term, or a Renewal Period, of such party's election not to extend this Agreement, or except as described in Paragraph 10 below. References herein to the "Term" shall

mean the Initial Term as it may be so extended by one or more Renewal Periods. The last day of the Term is the "Expiration Date."

3. Compensation and Benefits.

(a) Salary. Commencing on the Effective Date, the Company agrees to pay the Executive a base salary at an annual rate of ninety thousand Dollars ($90,000) for the first year of the Term, payable in such installments as is the policy of the Company (the "Salary"), but no less frequently than monthly. Thereafter, the Compensation Committee of the Board shall determine appropriate increases to Executive's Salary but in no event shall diminish the amount of Executive's Salary below the initial rate, or below the increased rates unless all of the Executive's peer executives undergo substantially equivalent decreases. The Executive shall receive a salary increase of 40% of the Salary then in effect at the conclusion of each round of third-party financing that must exceed $1,000,000.

(b) Bonus. The Executive shall be eligible to receive an annual bonus of a minimum of 25 percent (25%) of the annual Salary, at the discretion of the Board based upon the achievement of goals to be issued in writing to the Executive by the Board at the commencement of the year for which performance is measured. These goals will be set forth in the business plan that will be reviewed by the Board of Directors.

(c) Benefits. The Executive shall be entitled to participate in all employee benefit plans which the Company provides or may establish from time to time for the benefit of peer executives, including, without limitation, vacation, group life, medical, surgical, dental and other health insurance, short and long-term disability, deferred compensation, profit-sharing and similar plans. In addition to allowing the Executive to participate in these group employee benefit plans, the Company shall secure and pay the premiums, up to a maximum of **[$TBD]** per year, on additional term life insurance and disability insurance for which the Executive may designate the beneficiary or beneficiaries.

(d) Stock Held By Executive. Subject to the terms and conditions of the Stockholders Agreement the Executive presently owns [0-shares/% in/of] the Company.

(e) Stock Options. As of the Effective Date, the Company shall grant the Executive, pursuant to the Company's Stock Option/Stock Issuance Plan] (the "Plan"), an option to purchase 1,500,000 shares of the Company's common stock (the "Options Shares") at a purchase price of $0.30 per share, under the terms and conditions set forth in the Plan and the Company's standard [Notice Of Grant of Stock Option, and the exhibits thereto,] which shall be provided to the Executive upon the date of the stock option grant provided for herein, vesting [as to 25% of the option shares on the first anniversary of the grant, and in thirty-six (36) equal monthly installments thereafter] as long as the Executive is employed by the Company.

(f) Expenses. The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred by him during the Term in performing services hereunder, provided that the Executive properly accounts for such expenses in accordance with the Company's policies.

4. Confidentiality, Disclosure of Information, and Inventions.

As a condition to Executive's employment by the Company, the Executive shall execute the Employee Proprietary Information and Inventions Assignment Agreement (the "EPIIPA"), a copy of which is annexed to this Agreement as Exhibit A. The terms of the EPIIPA are hereby incorporated by reference into this Agreement.

5. Non-Solicitation.

As a condition to Executive's employment by the Company, the Executive shall execute the EPIIAA, annexed hereto as Exhibit A, which contains terms governing the solicitation of customers and employees of the Company. The terms of the EPIIPA are hereby incorporated by reference in this Agreement.

6. Non-Competition.

The Executive acknowledges that the Company has invested substantial time, money and resources in the development and retention of its inventions, confidential information (including trade secrets), customers, accounts and business partners, and further acknowledges that during the course of the Executive's employment with the Company the Executive has had and will have access to the Company's inventions and confidential information (including trade secrets), and will be introduced to existing and prospective customers, accounts and business partners of the Company. The Executive acknowledges and agrees that any and all "goodwill" associated with any existing or prospective customer, account or business partner belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between the Executive and any existing or prospective customers, accounts or business partners. Additionally, the parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of the Company depends upon his use of such skills on its behalf.

In recognition of this, the Executive covenants and agrees that during the Term, and for a period of one year. Thereafter, the Executive may not, without the prior written consent of the Board, whether as an employee, agent, servant, owner, partner, consultant, independent contractor, representative, stockholder (other than as an owner of 5% or less of the shares of a publicly traded company) or in any other capacity whatsoever participate in any business that offers products or services directly competitive to those offered by the Company or that were under active development by the Company during the Term.

7. Non-Disparagement.

The Executive hereby agrees that during the Term, and at all times thereafter, the Executive will not make any statement that is disparaging about the Company, any of its officers, directors, or shareholders, including, but not limited to, any statement that disparages the

products, services, finances, financial condition, capabilities or other aspect of the business of the Company. The Executive further agrees that during the same period the Executive will not engage in any conduct that is intended to inflict harm upon the professional or personal reputation of the Company or any of its officers, directors, shareholders or employees. An intellectual property agreement will be inserted here that all employees sign.

8. Provisions Necessary and Reasonable.

(a) The Executive agrees that (i) the provisions of Sections 4, 5, 6 and 7 of this Agreement are necessary and reasonable to protect the Company's Confidential Information, Inventions, and goodwill; (ii) the specific temporal, geographic and substantive provisions set forth in Section 6 of this Agreement are reasonable and necessary to protect the Company's business interests; and (iii) in the event of any breach of any of the covenants set forth herein, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, the Executive agrees that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company's right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

(b) If any of the covenants contained in Sections 4, 5, 6 and 7 hereof, or any part thereof, are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

(c) If any of the covenants contained in Sections 4, 5, 6 and 7 hereof, or any part thereof, are held to be unenforceable by a court of competent jurisdiction because of the temporal or geographic scope of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, such provision shall be enforceable

9. Representations Regarding Prior Work and Legal Obligations.

(a) The Executive represents that the Executive has no agreement or other legal obligation with any prior employer, or any other person or entity that restricts the Executive's ability to accept employment with, or to perform any function for, the Company.

(b) The Executive has been advised by the Company that at no time should the Executive divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. The Executive expressly acknowledges that the Executive has not divulged or used any such information for the benefit of the Company.

(c) The Executive acknowledges that the Executive has not and will not misappropriate any Invention that the Executive played any part in creating while working for any former employer.

(d) The Executive acknowledges that the Company is basing important business decisions on these representations, and affirms that all of the statements included herein are true.

10. Termination and Severance.

Notwithstanding the provisions of Section 2 of this Agreement, the Executive's employment hereunder may terminate under the following circumstances:

(a) Termination by the Company for Cause. The Company may terminate this Agreement for Cause at any time, upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. For purposes of this Agreement, Cause is defined as (i) the Executive's willful and material breach of the terms of this Agreement; (ii) the Executive's commission of any felony or any crime involving moral turpitude; or (iii) a continuing failure to perform the duties or lawful directives of the Board. Upon the termination for Cause of Executive's employment, the Company shall have no further obligation or liability to the Executive other than for salary earned under this Agreement prior to the date of termination, and any accrued but unused vacation. In the event of termination by the Company for reasons specified in (iii) of this Paragraph, the Executive shall be entitled to written notice, a 30-day opportunity to cure and an opportunity to appear before the Board with counsel prior to termination. Termination for cause also includes: bankruptcy of the Company or the inability of the Company to pay the executive's full salary and the refusal of the executive to accept a lower salary.

(b) Termination by the Company Without Cause. The Executive's employment hereunder may be terminated without Cause by the Company upon written notice to the Executive, provided, however, that if the Company terminates the Executive's employment without Cause or the Executive terminates his employment for Good Reason, as defined below, the Company shall (i) pay the Executive, in a lump sum, 12 months' base salary, or base salary due for the balance of the Term, whichever is greater; (ii) a pro-rata portion of the Executive's target bonus; (iii) pay for continued company health benefits for Executive and his eligible dependents for a period of 12 months; and (iv) any unvested stock options granted to the Executive shall accelerate and vest in full. [To the extent payments pursuant to this Paragraph are subject to excise tax as "parachute" payments, the Company shall also pay a "gross up" payment sufficient to compensate the Executive for the effect of such tax.] As a condition of receiving severance benefits pursuant to this Agreement, the Executive shall execute and deliver to the Company prior to his receipt of such benefits a general release substantially in the form attached hereto as Exhibit B.

(c) Termination by the Executive. The Executive may terminate his employment hereunder upon thirty (30) days written notice to the Company. In the event of termination by the Executive pursuant to this subsection 10(c), the Company may elect to pay the Executive during the notice period (or for any remaining portion of that period) the Salary and benefits at the rate of compensation the Executive was receiving immediately before such notice of termination was tendered in lieu of actual notice. The Executive may also terminate his employment hereunder for "Good Reason," within thirty (30) days of the occurrence of any of

the following events (i) a material breach of this Agreement by the Company; (ii) a material change in the Executive's duties or responsibilities; (iii) a change in the Executive's reporting relationship so that he no longer reports directly to the Board. The Executive shall give the Company thirty (30) days' written notice and opportunity to cure prior to any termination for Good Reason based on the grounds specified in (i) through (iii) above.

(d) Death. In the event of the Executive's death during the Term of this Agreement, the Executive's employment hereunder shall immediately and automatically terminate, and the Company shall have no further obligation or duty to the Executive or his estate or beneficiaries other than as specified in subsection 3(c) above.

(e) Disability. The Company may terminate the Executive's employment hereunder, upon written notice to the Executive, in the event that the Executive becomes disabled during the Term through any condition of either a physical or psychological nature and, as a result, is, with or without reasonable accommodation, unable to perform the essential functions of the services contemplated hereunder for (a) a period of ninety consecutive days, or (b) for shorter periods aggregating one hundred twenty (120) days during any twelve (12) month period during the Term. Any such termination shall become effective upon mailing or hand delivery of notice that the Company has elected its right to terminate under this subsection 10(e), and the Company shall have no further obligation or duty to the Executive other than as specified in subsection 3(c) above.

(f) Effect of Non-Renewal. In the event that the Company gives notice of its election not to extend the Term of the Agreement for a Renewal Period pursuant to Section 2 above, the Company shall continue to pay the Executive full compensation as defined in Section 3 of this Agreement from the date the Executive receives such notice through the Expiration Date. The Executive shall not be entitled to any additional compensation other than any payments or benefits due under Company policies or benefit plans.

11. Choice of Law.

The Executive acknowledges that a substantial portion of the Company's business is based out of and directed from the State of Florida. The Executive also acknowledges that during the course of the Executive's employment with the Company the Executive will have substantial contacts in Florida.

The validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Florida, without giving effect to conflict of law principles. Both parties agree that the exclusive venue for any action, demand, claim or counterclaim relating to the terms and provisions of Sections 4, 5, 6 and 7 of this Agreement, or to their breach, shall be in the state or federal courts located in the State and County of Florida and that such courts shall have personal jurisdiction over the parties to this Agreement.

12. Miscellaneous.

(a) Assignment. The Executive acknowledges and agrees that the rights and obligations of the Company under this Agreement may be assigned by the Company to any successors in interest. The Executive further acknowledges and agrees that this Agreement is personal to the Executive and that the Executive may not assign any rights or obligations hereunder.

(b) Withholding. All salary and bonus payments required to be made by the Company to the Executive under this Agreement shall be subject to withholding taxes, social security and other payroll deductions in accordance with the Company's policies applicable to employees of the Company at the Executive's level.

(c) Entire Agreement. This Agreement sets forth the entire agreement between the parties and supersedes any prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment.

(d) Amendments. Any attempted modification of this Agreement will not be effective unless signed by an officer of the Company and the Executive.

(e) Waiver of Breach. The Executive understands that a breach of any provision of this Agreement may only be waived by an officer of the Company. The waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

(f) Severability. If any provision of this Agreement should, for any reason, be held invalid or unenforceable in any respect by a court of competent jurisdiction, then the remainder of this Agreement, and the application of such provision in circumstances other than those as to which it is so declared invalid or unenforceable, shall not be affected thereby, and each such provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(g) Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered by private messenger, private overnight mail service, or facsimile as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company:

Non Invasive Monitoring Systems
1666 Kennedy Causeway Avenue, Suite 308
North Bay Village, FL 33141

If to Executive:

Gary Macleod
6114 Glen Abbey Lane
Bradenton, FL 34202

(h) Survival. The Executive and the Company agree that certain provisions of this Agreement shall survive the expiration or termination of this Agreement and the termination of the Executive's employment with the Company. Such provisions shall be limited to those within this Agreement which, by their express and implied terms, obligate either party to perform beyond the termination of the Executive's employment or termination of this Agreement.

(i) Disclosure and Confidentiality. The Executive agrees to provide, and agrees that the Company similarly may provide in its discretion, a copy of the covenants contained in this Agreement to any business or enterprise which the Company may directly or indirectly own, manage, operate, finance, join, control or in which the Company participates in the ownership, management, operation, financing or control, or with which the Company may be connected or may become connected as an officer, director, executive, partner, principal, agent, representative, consultant or otherwise. The Executive also agrees that the Company may disclose a copy of this Agreement if legally required to do so, and in connection with a partnering transaction or financing, assuming that an appropriate confidentiality agreement is in place. The Executive further agrees not to disclose the existence or terms of this Agreement to any person other than the Executive's immediate family and legal, financial or accounting professional.

(j) Arbitration of Disputes. Any controversy or claim arising out of this Agreement or any aspect of the Executive's relationship with the Company including the cessation thereof (other than disputes with respect to alleged violations of the covenants contained in Sections 4, 5, 6 or 7 hereof, and the Company's pursuit of the remedies described in Section 8 hereof in connection therewith) shall be resolved by arbitration in accordance with the then existing Employment Dispute Resolution Rules of the American Arbitration Association, in the State of Florida, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The parties shall split equally the costs of arbitration, except that each party shall pay its own attorneys' fees. The parties agree that the award of the arbitrator shall be final and binding.

(k) Rights of Other Individuals. This Agreement confers rights solely on the Executive and the Company. This Agreement is not a benefit plan and confers no rights on any individual or entity other than the undersigned.

(l) Headings. The parties acknowledge that the headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

(m) Advice of Counsel. The Executive and the Company hereby acknowledge that each party has had adequate opportunity to review this Agreement, to obtain the advice of counsel with respect to this Agreement, and to reflect upon and consider the terms and conditions

of this Agreement. The parties further acknowledge that each party fully understands the terms of this Agreement and has voluntarily executed this Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year set forth below.

EXECUTIVE	**Non Invasive Monitoring Systems, Inc**
/s/ Gary W. Macleod	By: /s/ Marvin Sackner
Gary W. Macleod	Title:__________